Exhibit 10.8

EXECUTION VERSION

51 West 52nd Street

New York, NY 10019

Laura Franco

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Laura:	as of August 13, 2019

CBS Corporation (“CBS” or “the Company”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to continue to employ you and you agree to accept such continued employment upon the following terms and conditions (this “Agreement”):

1. Term; Effectiveness of this Agreement. The term of your employment under this Agreement shall commence on the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 13, 2019 by and between CBS and Viacom Inc. (the “Merger Agreement”), and, unless earlier terminated under this Agreement, shall expire on the date that is twenty-four (24) months from the consummation (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Expiration Date”). The period from the date of the Closing (the “Effective Date”) through the Expiration Date is referred to herein as the “Term” notwithstanding any earlier termination of your employment for any reason. The provisions of this Agreement shall become effective on the Effective Date except for those provisions of this Agreement that explicitly state they become effective upon execution of this Agreement by you and the Company, which provisions will be in full force and effect as of August 13, 2019.

2. Duties. You will serve as the Executive Vice President & General Counsel for the business units and divisions over which the President & Acting Chief Executive Officer of the Company will have authority as set forth in the employment agreement attached to the letter agreement dated August 13, 2019 between the President & Acting Chief Executive Officer of the Company and the Company (the “CBS Businesses”). In your role, you will dual report directly to (a) the Chairman & Chief Executive Officer, or any successor(s) thereof, of the CBS Businesses (such person or persons, the “CBS Chairman”; and (b) the General Counsel of the Company (the “GC”). The senior lawyers at the CBS Businesses shall report directly to you. You will be responsible for (i) all legal affairs of the CBS Businesses, including litigation, and (ii) Items 1-6 of Section 4.07(a) of the Comet Disclosure Letter referred to in the Merger Agreement (or any other litigation based on the facts or assertions underlying such matters including the investigation relating thereto). With respect to any other corporate litigation matters for which you were responsible as of the Closing that are not within the scope of the immediately prior sentence, the GC will consider in good faith your views about the appropriate allocation of responsibility. You will also be jointly responsible for the CBS Transaction Litigation (as defined in the Merger Agreement) together with the GC. You shall also shall have access to the Company’s Board of

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as of August 13, 2019

Directors (the “Board”) as may be requested by the Board from time to time. You will consult with and keep the GC reasonably informed with respect to legal matters for which you are responsible. At all times while employed under this Agreement, your principal place of employment will be the Company’s executive offices in the New York metropolitan area; provided, however, that you may be required to render services in the Los Angeles metropolitan area and elsewhere from time to time upon reasonable request for business reasons. Except as set forth in the next sentence, you agree to devote your entire business time, attention and energies to the business of the Company. Notwithstanding anything to the contrary contained herein, you will be permitted to engage in charitable, civic, or other non-business activities and to serve as a member of the board of directors of not-for-profit organizations and one for-profit organization (in the case of the for-profit organization, which is mutually agreeable to you and the CBS Chairman, subject to the Company’s applicable conflict of interest policies) so long as such activities do not materially interfere with the performance of your duties and responsibilities hereunder.

3. Base Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you an annual base salary (“Salary”) at the rate of One Million One Hundred Thousand Dollars ($1,100,000), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time. Your Salary shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased, but not decreased. Any such increase shall be made at a time, and in an amount, that the Committee shall determine in its discretion.

(b) Bonus Compensation. You also shall receive annual bonus compensation (“Bonus”) during your employment with the Company under this Agreement, determined and payable as follows:

(i) Your Bonus for each calendar year during your employment with the Company under this Agreement (including, in the case of the 2019 calendar year, the period of your service with the Company or any of its affiliates prior to the Effective Date of this Agreement) will be determined in accordance with the guidelines of the Company’s short-term incentive program or any successor thereto (the “STIP”), as such guidelines may be amended from time to time without notice in the discretion of the Company.

(ii) Your target bonus (“Target Bonus”) for each calendar year (including the period of your service with the Company or any of its affiliates prior to the Effective Date of this Agreement) shall be 100% of your Salary in effect on November 1st of the calendar year, or the last day of your employment, if earlier.

(iii) The Bonus for a calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year, except as otherwise provided in paragraph 7.

(iv) Except as otherwise set forth herein, you must be employed on the last day of a calendar year to receive a Bonus for such calendar year. However, if your

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as of August 13, 2019

employment with the Company terminates prior to the last day of a calendar year, the Company may, in its discretion, choose to pay you a prorated Bonus, in which case such prorated Bonus will be determined in accordance with the guidelines of the STIP and payable in accordance with paragraph 3(b)(iii).

(c) Long-Term Incentive Compensation.

(i) Beginning with the Company’s annual grant for fiscal year 2020 (it being understood and agreed that you have already received an annual LTIP grant for fiscal year 2019) and thereafter during your employment with the Company or any of its affiliates, you shall be eligible to receive annual grants of long-term incentive compensation under the CBS Corporation 2009 Long-Term Incentive Plan (or any successor plan thereto) (the “LTIP”), as may be amended from time to time without notice in the discretion of the Company. You shall have a target long-term incentive value equal to One Million Eight Hundred Thousand Dollars ($1,800,000). The precise amount, form (including equity and equity-based awards, which for purposes of this Agreement are collectively referred to as “equity awards”) and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Committee.

(ii) The Company (or any successor thereto) shall maintain a registration statement on Form S-8 for the class of shares that may be delivered to you under the LTIP upon exercise of stock options or the settlement of restricted share units (RSUs).

4. Benefits. You shall be eligible to participate in all vacation, medical, dental, life insurance, long-term disability insurance, retirement, and long-term incentive plans and programs and other benefit plans and programs applicable generally to the other senior executives of the Company and its subsidiaries as the Company may have or establish from time to time and in which you would be eligible to participate under the terms of the plans, as may be amended from time to time. This provision shall not be construed to either require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

5. Business Expenses. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel (including business class air travel) and other expenses incurred in the performance of your duties as are customarily reimbursed to Company executives at comparable levels to other similarly situated senior executives (but in no event at a level lower than that which was available to you on August 1, 2019). Such travel and other expenses shall be reimbursed by the Company as soon as practicable in accordance with the Company established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.

6. Non-Competition, Confidential Information, Etc.

(a) Non-Competition.

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as of August 13, 2019

(i) You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company or any of its subsidiaries, other than as permitted by paragraph 2, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during your employment with the Company, you shall not directly or indirectly engage in or participate in (or sign any agreement to engage in or participate in (it being understood that during your employment with the Company you may engage in discussions with prospective employers and execute an agreement for employment with any third party so long as the term of your employment pursuant to such agreement shall commence no earlier than the day following the date on which you cease to be employed by the Company)), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of the Company, or any of its subsidiaries, without the written consent of the Company; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. For the avoidance of doubt, following the termination or cessation of your employment with the Company you shall not be subject to any non-competition or other similar restrictive covenant otherwise applicable to you, including the covenant set forth in this paragraph 6(a)(i).

(ii) Notwithstanding anything herein to the contrary, the provision of paragraph 6(a)(i) that permits you to engage in discussions with prospective employers (and execute an employment agreement to be effective on or after the cessation of your employment with the Company) shall be effective immediately upon execution of this Agreement by you and the Company, and shall supersede any provisions to the contrary in the Prior Employment Agreement.

(b) Confidential Information. You agree that, during the period of your employment with the Company and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company, or any of the Company’s affiliated companies which is non-public, confidential or proprietary to the Company or any of the Company’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies or to enforce your rights under this Agreement or in connection with any arbitration or litigation relating to your employment with the Company or any of its affiliates, provided that, in connection with your use of Confidential Information in any arbitration or litigation proceeding, you use reasonable best efforts to avoid any unnecessary disclosure by you of the Confidential Information outside of such proceeding); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a prohibited disclosure by you or at your direction or by any other person who directly or indirectly receives such information

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from you, (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you, or (z) constitutes Residuals. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than the Company, and its affiliated companies or any of their respective directors and senior officers. For purposes of this paragraph 6(b), the term “Residuals” shall mean Confidential Information to which you had authorized access that is retained in nontangible form (for example, without limitation, not digital, written or other documentary form, including without limitation tape, disk or other media) in your unaided memory, provided that the source of such Confidential Information has become remote (for example, without limitation, as a result of the passage of time or your subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation) such that you in good faith can no longer specifically identify the source of such Confidential Information and that you in good faith believe is not Confidential Information.

Notwithstanding the foregoing, your obligation to protect confidential and proprietary information shall not prohibit you from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company. Additionally, you hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(c) No Solicitation, Etc.

(i) You agree that, while employed by the Company and for twelve (12) months thereafter, you shall not directly or indirectly employ or solicit the employment of any person who, on the date of termination of your employment, is an employee of the Company or any of its controlled affiliated companies; and

(ii) You agree that, while employed by the Company, you shall not willfully and directly interfere with, disturb, or interrupt any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of the Company or its controlled affiliated companies with any customer, consultant or supplier resulting in material harm to the Company.

(d) Company Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of the Company’s affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such

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works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines, in its discretion, without any further payment to you. You shall, as may be requested by the Company from time to time and at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Secretary of the Company (or his or her designee) as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i) You agree that during the period of your employment with the Company and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, or any of the Company’s controlled affiliated companies other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or its counsel (to the extent lawful); and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the GC before providing any information or documents (to the extent lawful).

(ii) You agree to cooperate with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to your attendance at such proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize

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interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses. Any such reimbursement shall be made within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related expenses.

(iii) You agree that during the period of your employment with the Company and at any time thereafter, to the fullest extent permitted by law, you will not, other than to enforce your rights under this Agreement pursuant to and in accordance with paragraph 17 of this Agreement, testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves the Company, or any of the Company’s controlled affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company, or any of the Company’s controlled affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the GC.

(f) No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by the Company (which authorization shall include, without limitation, the written or verbal approval of the Chief Executive Officer of the Company or in carrying out your duties and responsibilities under this Agreement (which include, without limitation, approved participation in industry conferences, investor conferences, media events, road shows and similar events), you shall not (i) give any interviews or speeches, or (ii) prepare (other than personal notes and/or a diary) or knowingly assist in any meaningful respect any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company, or any of the Company’s controlled affiliated companies, or any of their respective officers, directors, agents, employees, suppliers or customers.

(g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company.

(h) Non-Disparagement. You and the Company agree that each party, during the period of your employment with the Company and at any time thereafter, shall not, in any communications with the press or other media or any customer, client, supplier or member of the investment community, criticize, ridicule or make any statement which disparages or is derogatory of the other party; provided, that the Company’s obligations shall be limited to communications by the directors (and their affiliates) and senior corporate executives having the rank of Senior Vice President or above of the Company or any of its affiliates (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 6(h) by the Company. Notwithstanding the foregoing, neither you nor the Company shall be prohibited from making truthful statements in connection with any arbitration proceeding described in paragraph 17 hereof concerning a dispute relating to this Agreement.

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(i) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement by you will result in irreparable damage to the Company and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. The Company acknowledges and agrees that any violation of paragraph 6(h) by the Company or the Specified Executives will result in irreparable damage to you and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you.

(j) Survival; Modification of Terms. Your obligations and the obligations of the Company and its affiliated companies under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein. You, the Company, its affiliated companies and the Specified Executives agree that the restrictions and remedies contained in paragraphs 6(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable against the applicable persons to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company and its controlled affiliated companies.

7. Termination of Employment.

(a) Termination for Cause.

(i) The Company may, at its option, terminate your employment under this Agreement for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall mean your: (A) engaging or participating in intentional acts of material embezzlement or fraud against the Company and its subsidiaries; (B) willful unauthorized disclosure of Confidential Information; (C) willful failure to obey a material lawful directive that is appropriate to your position and does not interfere or conflict with the powers and authority granted to you hereunder; (D) willful and material violation of any formal written policy of the Company that is generally applicable to all employees or all officers of the Company and its subsidiaries including, but not limited to, policies concerning insider trading or sexual harassment, and the Company’s Business Conduct Statement; (E) willful and material breach of any of your material obligations under this Agreement; (F) your willful misfeasance having a material adverse effect on the Company and its subsidiaries (except in the event of your Disability as set forth herein); (G) conviction of a felony; (H) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the willful destruction or knowing and intentional failure to preserve documents or other material

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reasonably known by you to be relevant to such an investigation, or the inducement of others so to fail to cooperate or to destroy or fail to produce documents or other material; or (I) conduct which is reasonably likely to bring you into public disrepute in a manner materially adverse to the Company.

Notwithstanding the reporting lines set forth in paragraph 2(a) of this Agreement, communications between you and the Board or between you and the CBS Chairman shall not, in and of themselves, constitute a basis for Cause; and, in the case of conflicting directions from the CBS Chairman and GC on a material issue, such matter shall be escalated to the President and Chief Executive Officer.

For purposes of the foregoing definition, an act or omission shall be considered “willful” if done, or omitted to be done, by you with knowledge and intent.

Anything herein to the contrary notwithstanding your termination of employment by the Company will not be deemed to be for Cause pursuant to clauses (A), (B), (C), (D), (E), (F), (H) and (I) above unless and until: (x) there shall have been delivered to you, at the direction of the Board pursuant to a resolution duly adopted by the Required Vote, written notice of the Company’s intention to terminate you for Cause setting forth the nature of any alleged misfeasance in reasonable detail (including any corroborating evidence) and, if such misfeasance is capable of being cured, the conduct required to cure, which notice shall be delivered as soon as practicable, but in no event later than forty-five (45) calendar days, after the occurrence of an event alleged to constitute Cause is known by (i) the Chief Executive Officer of the Company, (ii) any member of the Board (iii) the General Counsel of the Company or (iv) the Chief Financial Officer of the Company; (y) except for a failure, conduct or breach which by its nature cannot be cured, you have been afforded thirty (30) calendar days from the receipt of such notice within which to cure and, if so cured, after which period the Company cannot terminate your employment under this Agreement for the stated reason; and (z) there shall have been delivered to you a copy of a resolution duly adopted by the Board by the Required Vote at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board by the Required Vote, Cause exists and specifying the particulars thereof in reasonable detail (collectively, the “Procedural Requirements”). For purposes of this Agreement, no such purported termination of your employment for Cause set forth in clauses (A), (B), (C), (D), (E), (F), (H) or (I) above shall be effective unless and until all of the Procedural Requirements have been satisfied.

For purposes of this Agreement, “Required Vote” shall mean the “Requisite Approval” as such term is defined in the Amended and Restated By-Laws of the Company attached as Exhibit C to the Merger Agreement (as such By-Laws may be amended or modified from time to time in accordance with the terms of the Merger Agreement or the terms of such By-Laws).

(b) Termination without Cause. CBS may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of

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termination to you; provided, however, that after Closing, such termination shall only be effective if approved by the Required Vote.

(c) Resignation without Good Reason. You may voluntarily resign your employment under this Agreement without Good Reason at any time during the Term by providing written notice of resignation to CBS.

(d) Resignation with Good Reason. You may resign your employment under this Agreement with Good Reason at any time during the Term by written notice of termination to the Company given no more than thirty (30) days after you learned of the occurrence of the event constituting Good Reason. Such notice shall state an effective resignation date that is not earlier than thirty (30) days and not later than sixty (60) days after the date it is given to the Company; provided, that the Company may set an earlier effective date for your resignation at any time after receipt of your notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) a reduction in (1) your position, titles, offices, reporting relationships, authorities, duties or responsibilities from those set forth in paragraph 2, including any such reduction effected through any arrangement involving the sharing of your position, titles, offices, reporting relationships, authorities, duties or responsibilities, or any such reduction which would remove positions, titles, offices, reporting relationships, authorities, duties or responsibilities which are customarily given to the highest ranking legal officer of a business unit or division of the size, type and nature of the CBS Businesses of a public company comparable to the Company or (2) your base Salary or target compensation as set forth in paragraph 3, including your annual Target Bonus or long term incentive targets (for the avoidance of doubt, a reduction shall include and be deemed to have occurred with respect to clause (A)(1) above if (x) you cease to be the most senior executive responsible for the legal affairs of the CBS Businesses or (y) if neither the Company nor its ultimate parent company (if any) is a public company); (B) the assignment to you of duties or responsibilities that are inconsistent or conflict with your position, titles, offices or reporting relationships as set forth in paragraph 2 or that impair your ability to function as Executive Vice President & General Counsel of the CBS Businesses; (C) the material breach by the Company of any of its obligations under this Agreement (it being understood that a breach by the Company of its obligations under paragraph 3 shall constitute a material breach of this Agreement); or (D) the requirement that you relocate outside of the metropolitan area in which you currently are employed (as described in paragraph 2 of this Agreement) to any metropolitan area other than New York. The Company shall have thirty (30) days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. If no cure is effected, your resignation will be effective as of the date specified in your written notice to the Company or such earlier effective date set by the Company following receipt of your notice.

(e) Death. Your employment with the Company shall terminate automatically upon your death.

(f) Disability. If, while employed during the Term, you become “disabled” within the meaning of such term under the Company’s Short-Term Disability (“STD”) program

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(such condition is referred to as a “Disability” or being “Disabled”), you will be considered to have experienced a termination of employment with the Company and its subsidiaries as of the date you first become eligible to receive benefits under the Company’s Long-Term Disability (“LTD”) program or, if you do not become eligible to receive benefits under the Company’s LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date.

(g) Non-Renewal. If you remain employed hereunder on the Expiration Date, but have not entered into a new written contractual relationship with the Company (or any of the Company’s subsidiaries), your employment shall automatically be deemed to terminate at midnight on the Expiration Date.

(h) Termination Payments and Benefits. Upon termination of your employment for any reason, including upon nonrenewal of the Agreement, you shall thereafter receive, less applicable withholding taxes, (u) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, and any business expense reimbursements incurred but not yet approved and/or paid, payable within thirty (30) days following your termination date, (v) any accrued vested benefits under any employee benefit or pension plan of CBS or its affiliates (including any equity plan or award agreement thereunder) subject to the terms and conditions of such plan or pursuant to applicable law, (w) any rights in connection with your interests as a stockholder, (x) any rights to indemnification pursuant to paragraph 19, and (y) such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), and (z) subject to your compliance with paragraph 7(k) hereunder, the following payments and benefits:

(i) Pro-Rata Bonus: a Target Bonus (ignoring any reduction in your Target Bonus prior to your termination date that constituted Good Reason) for the calendar year in which your employment is terminated, prorated based on the number of calendar days of such year elapsed through the date your employment is terminated (the “Pro-Rata Bonus”), payable, less applicable deductions and withholding taxes, in a lump sum between January 1st and March 15th of the following calendar year;

(ii) Cash Severance: a severance amount equal to three (3) times the sum of (x) your then current base Salary described in paragraph 3(a) (ignoring any reduction in base Salary that constituted Good Reason) plus (y) the greater of your Target Bonus (ignoring any reduction in your Target Bonus prior to such date that constituted Good Reason) or the average of your actual bonuses for the three fiscal years completed prior to the date that the Merger Agreement is fully executed by all parties thereto, paid in a lump sum within thirty (30) days following your termination date; provided, however, that if you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of the Cash Severance amount constitutes “deferred compensation” within the meaning of Section 409A, such portion shall be paid to you in a lump sum on the first day of the seventh calendar month following the calendar month in which your termination occurs or your date of death, if earlier (the “Permissible Payment Date”), rather than as described above, and any remaining Cash Severance amount shall be

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paid to you or your estate, as applicable, following the Permissible Payment Date in accordance with the schedule set forth in paragraphs 7(b)(ii)(A) and (B) of the Prior Employment Agreement. Each payment pursuant to this paragraph 7(h)(ii) shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A;

(iii) Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the Company benefit plans in which you participated in at the time of your termination of employment (or, if such plans are no longer in effect, comparable benefit plans generally available to senior level executives) for a period of thirty-six (36) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall not be considered to run concurrently with the COBRA continuation period; provided that during the period that the Company provides you with this coverage, the cost of such coverage shall be treated as taxable income to you and the Company may withhold taxes from your compensation for this purpose to the extent required by applicable law; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense thereafter; provided, further, that to the extent the Company is unable to continue such benefits because of underwriting on the plan term or if such continuation would violate Code Section 105(h), the Company shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable). Notwithstanding the foregoing, if you meet the eligibility criteria of the Company’s Retiree Medical Plan as of the date of your termination, you shall have a vested right to participate in the Company’s Retiree Medical Plan under the terms of such plan in effect on the date of your termination, in lieu of the continued medical (but not dental) coverage described above. To the extent the coverage under the Company’s Retiree Medical Plan for which you would be eligible would require payment of a premium (i.e., coverage is not fully subsidized by the Company), premiums for the first thirty-six (36) months of such retiree medical coverage shall be paid by the Company, and an amount equal to the amount of such subsidized premium will be reported as taxable income to the Participant to the extent required by law.

(iv) Life and AD&D Insurance: life and accidental death and dismemberment insurance coverage at no cost to you for thirty-six (36) months under the Company’s policy in effect on the date of termination in the amount then furnished to Company employees at no cost (the amount of which coverages will be reduced by the amount of such insurance coverages furnished to you at no cost by a third party employer); provided, however, that to the extent the Company is unable to continue such benefits because of underwriting on the plan term, the Company shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).

(v) Equity: except as provided in paragraph 7(h)(ix) below, the following with respect to awards granted to you under the LTIP (or any predecessor plan to the LTIP):

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(A) All stock option awards (or portions thereof) that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately on the Release Effective Date (as defined in paragraph 7(k) herein), and will continue to be exercisable until their expiration date;

(B) All stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until their expiration date; and

(C) With respect to all awards of RSUs and other equity awards (or portions thereof) that have not vested on the date your employment is terminated, such awards shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that with respect to any RSU and other equity awards that remain subject to performance-based vesting conditions on your termination date, such award shall immediately vest (with an assumption that the performance goal was achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter. Notwithstanding the foregoing, to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination and any portion of your RSUs or other equity awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date; and

(vi) Outplacement Services: The Company will make available to you, at its expense, executive level outplacement services with a leading national outplacement firm, with such outplacement services to be provided for a period of up to twelve (12) months following the date on which your employment is terminated. The outplacement program shall be designed and the outplacement firm selected by the Company. The Company will pay all expenses related to the provision of outplacement services directly to the outplacement firm by the end of the calendar year following the calendar year in which the outplacement services are provided.

(vii) No Mitigation; Non-Duplication. You shall not be required to mitigate the amount of any payment provided for in this paragraph 7(h) by seeking other employment. The payments provided for in paragraph 7(h) are in lieu of any other severance or income continuation or protection in this Agreement or in any Company plan, program or agreement that may now or hereafter exist, including the Prior Employment Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event of your Qualifying Termination (as defined in the Senior Executive Retention Plan) you shall remain eligible to receive all payments pursuant to such plan to the extent the Senior Executive Retention Plan provides for greater benefits than provided in this paragraph 7(h).

(viii) Death after Qualifying Termination. In the event of your death after

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the termination of your employment under circumstances described in paragraph 7(b), 7(c), 7(d), 7(f) or 7(g), which entitled you to the payments and benefits described in this paragraph 7(h), but prior to your receipt of all such payments and benefits described in paragraph 7(h) that you would have received had you continued to live, all such payments and benefits shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, to your estate) in accordance with the applicable payment schedule set forth in paragraphs 7(h)(i) through (vi), as applicable.

(ix) Special Provisions for Termination for Cause or Resignation without Good Reason. Notwithstanding paragraph 7(h)(v), if your employment is terminated for Cause under paragraph 7(a) or you voluntarily resign your employment without Good Reason at any time prior to the ten (10) month anniversary of the Closing Date, the awards granted to you under the LTIP for the 2020 fiscal year will be forfeited. All other provisions of paragraph 7(h) will apply in this circumstance in accordance with their terms.

(i) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company, or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by the Company. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(i) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company or any of its affiliated companies, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company or any of its affiliated companies to execute any such documents or instruments as your attorney-in-fact.

(j) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 7(h)(iii) and 7(h)(iv)), with respect to medical and dental benefits and life and AD&D insurance), participation in all Company benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.

(k) Release. Notwithstanding any provision in this Agreement to the contrary, prior to payment by the Company of any amount or provision of any benefit pursuant to paragraph 7(h), within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to the Company a general release in the form attached hereto as Exhibit A and (y) such general release shall have become effective and irrevocable in its entirety (unless such general release has not become effective and irrevocable in its entirety due to the other party thereto failing

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to execute such general release, in which case the requirements of this paragraph shall be waived as to you) (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 7(h), you have not executed a general release that has become effective and irrevocable in its entirety (unless such general release has not become effective and irrevocable in its entirety due to the other party thereto failing to execute such general release, in which case the requirements of this paragraph shall be waived as to you), then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first regular payroll date following the Release Effective Date and the vesting of any stock options, RSUs and other equity awards shall be suspended until the Release Effective Date. Your failure or refusal to sign and deliver the release or your revocation of an executed and delivered release (unless such general release has not become effective and irrevocable in its entirety due to the other party thereto failing to execute such general release) in accordance with applicable laws, will result in the forfeiture of the payments and benefits under paragraph 7(h). Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January of the calendar year following the calendar year in which your termination occurs

8. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by the Company, or any of the Company’s controlled affiliated companies.

9. Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that the Company is an equal opportunity employer. You agree that you will comply with the Company policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Company’s Business Conduct Statement.

10. Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown in this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the Corporate Secretary of the Company. Copies of all notices to you shall be given to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, Attention: Kenneth A. Lefkowitz. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

11. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any majority-owned subsidiary of or any successor in interest to the Company, provided that such assignee expressly assumes all of the obligations of the Company hereunder and the Company shall continue to remain liable for all of the assigned obligations hereunder.

12. New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in the State of New York and that your employment duties are primarily

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performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

13. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

14. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

15. Entire Understanding; Supersedes Prior Agreements. This Agreement together with that certain letter agreement regarding the CBS Corporation Senior Executive Retention Plan (the “Senior Executive Retention Plan,” the terms of which are incorporated by reference into this Agreement) dated March 1, 2019, by and between the Company and you (the “CBS Retention Plan Letter”) contain the entire understanding of the parties hereto as of the Effective Date relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties. Effective as of the Closing, this Agreement supersedes and cancels all prior agreements other than the Senior Executive Retention Plan (which, to the extent the Senior Executive Retention Plan provides for greater benefits than those provided for herein, the Senior Executive Retention Plan shall survive following the Effective Date of this Agreement and remain enforceable in accordance with its terms) relating to your employment by the Company or any of the Company’s affiliated companies relating to the subject matter herein (the “Prior Employment Agreement”); provided, however, that no provision in this Agreement shall be construed to adversely affect any of your rights to compensation, expense reimbursement or benefits (including equity compensation) payable in accordance with the terms of the Prior Employment Agreement (and applicable equity award agreements) or any of your rights to indemnification with respect to your service under the Prior Employment Agreement, all of which are expressly agreed to survive the execution of this Agreement. If the transactions contemplated in the Merger Agreement are not consummated (i.e., the Closing does not occur), this Agreement shall be void ab initio, except for the provisions of paragraph 6(a)(ii), paragraph 6(c)(ii), this sentence of paragraph 15, paragraph 20, paragraph 21 and paragraph 22, which shall continue in full force and effect.

16. Payment of Deferred Compensation – Code Section 409A.

(a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be

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construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 16 or otherwise) shall the Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

(b) Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.

17. Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning, arising out of or relating to this Agreement (including the documents referenced herein) or your employment with the Company, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees), provided that if you are the prevailing party (as determined by the arbitrator in his or her discretion), you shall be entitled to recover all of your costs (including attorney’s fees) reasonably incurred in connection with such dispute. Following the arbitrator’s issuance of a final non-appealable award setting forth that you are the prevailing party, the Company shall reimburse you for such costs within thirty (30) days following its receipt of reasonable written evidence substantiating such costs, provided that in no event will payment be made to you later than the last day of the calendar year next following the calendar year in which the award is issued. If there is a dispute regarding the reasonableness of the costs you incur, the same arbitrator shall determine, in his or her discretion, the costs that shall be reimbursed to you by the Company. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. The Company, on its own behalf and on behalf of each of its affiliates, including, without limitation, all of their respective subsidiaries, officers, directors, and, to the fullest extent permitted by applicable law, their respective stockholders, agrees not to bring any suits, claims or other legal proceeding of any nature against you in any venue other than binding arbitration before the AAA pursuant to the terms of this paragraph. Notwithstanding anything herein to the contrary, you and/or the Company, as applicable, shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding solely as a result of the Company’s or the Specified Executives’ or your, as applicable, alleged violation of the terms of paragraph 6 of this Agreement, and you and the Company, on its own behalf and on behalf of the Specified Executives, hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

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18. Limitation on Payments.

(a) In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code Section 280G”) and (ii) but for this paragraph 18, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code Section 4999”), then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:

(i) delivered in full; or

(ii) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Code Section 4999; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by you on an after-tax basis of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Code Section 4999.

(b) In the event that a reduction of 280G Amounts is made in accordance with this paragraph 18, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Code Section 280G, in the following order:

(i) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(ii) cancellation of equity awards that were granted -contingent on a change in ownership or control” within the meaning of Code Section 280G, in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first);

(iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and

(iv) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions.

(c) Unless you and the Company otherwise agree in writing, any determination required under this paragraph 18 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph 18, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the

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application of Code Sections 280G and 4999. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph 18. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this paragraph 18.

19. Indemnification.

(a) If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company or any of its subsidiaries or affiliates or are or were serving at the request of the Company or any of its subsidiaries or affiliates as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, the Company shall indemnify you and hold you harmless to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) actually and reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall advance to you all reasonable costs and expenses that you incur in connection with a Proceeding within thirty (30) days after its receipt of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(c) To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. To the extent that the Company or any of its affiliates maintains “tail” officers’ and directors’ liability insurance pursuant to the terms of the Merger Agreement, you will be covered under such policy subject to the exclusions and limitations set forth therein.

(d) The provisions of this paragraph 19 shall survive the expiration or termination of your employment and/or this Agreement.

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20. Legal Fees. The Company shall reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and preparation of this Agreement and related documents and matters up to a cap of $75,000. Any such reimbursement shall be made within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such fees and expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related fees and expenses. The provisions of this paragraph 20 are effective immediately upon execution of this Agreement by you and the Company.

21. Immediate Effect. Notwithstanding anything herein to the contrary, the value of your LTIP award for the fiscal year 2020 shall be made at your target level as set forth in paragraph 3(c)(i) hereof (without proration); provided, however, that if the Closing does not occur by the end of fiscal year 2020, the grant value of your 2020 LTIP award will automatically reduce to the target grant value in the Prior Employment Agreement. The provisions of this paragraph 21 are effective immediately upon execution of this Agreement by you and the Company. Notwithstanding anything herein to the contrary, paragraph 6(a)(ii) and paragraph 22 hereof shall be effective immediately upon execution of this Agreement by you and the Company.

22. Representations of the Company. Effective as of the execution of this Agreement and as of the Effective Date, CBS hereby represents and warrants to you that (i) this Agreement has been duly authorized and executed by the Company, (ii) this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, (iii) each of the CBS Corporation Senior Executive Retention Plan and the CBS Retention Plan Letter has taken effect as of August 13, 2019, shall remain in effect for its respective term (as provided therein) and is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and (iv) the Board, upon the recommendation from each of the Chair of the Committee and the members of the Special Committee of the Board, has unanimously adopted resolutions approving this Agreement.

23. Clawback Policy. Any compensation provided to you, whether under this Agreement or otherwise, with regard to your employment with the Company and/or its subsidiaries, as applicable, (other than the amounts and benefits described in Section 7(h)), shall be subject to the applicable provisions of any clawback policy implemented by the Company from time to time that is generally applicable to similarly situated executives, including any policy implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

24. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,
CBS CORPORATION

By:	/s/ Stephen D. Mirante
Name:	Stephen D. Mirante
Title:	Executive Vice President,
Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Laura Franco
Laura Franco

Dated: August 13, 2019

EXHIBIT A

Form of General Release

GENERAL RELEASE

WHEREAS, Laura Franco (hereinafter referred to as the “Executive”) and CBS Corporation (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated as of August 13, 2019 (the “Employment Agreement”), which provided for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 7(k) of the Employment Agreement, Executive has agreed to execute a General Release of the type and nature set forth herein as a condition to her entitlement to certain payments and benefits upon her termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. Excluding enforcement of the covenants, promises and/or rights reserved herein (including but not limited to those contained in paragraph 4), (a) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which she may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which she may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the

Exhibit A - 1

Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, that the foregoing shall not preclude Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets; and (b) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will she pursue or institute any Claim against any of the Releasees.

2. Employer hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Executive and each of her respective heirs, executors, administrators, representatives, agents, successors and assigns (“Executive Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that Employer and each of its affiliates now has, or has ever had, or ever shall have, against Executive Parties, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this release that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer or any of its affiliates; provided, however, that this General Release shall not apply to any of the continuing obligations of Executive under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this General Release shall not apply to any rights Employer may have to obtain contribution or indemnity against Executive pursuant to contract or otherwise.

3. In addition, if applicable Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH

Exhibit A - 2

THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

4. Notwithstanding the foregoing, neither the Employer nor the Executive has waived and/or relinquished any rights she may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including, in the case of Executive, the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all claims for monetary damages and any other form of personal relief per paragraph 1, Executive may only seek and receive non-personal forms of relief through any such claim. Moreover, this General Release shall not apply to (a) any of the continuing obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement or any other written agreement entered into between Executive and Employer, (b) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws, Agreement and Plan of Merger dated as of August 13, 2019, by and between CBS Corporation and Viacom Inc., or otherwise, (c) any rights Executive may have to enforce the terms of this General Release or the Employment Agreement, (d) any claims for accrued, vested benefits under any employee benefit or pension plan of Employer or its affiliates subject to the terms and conditions of such plan or pursuant to applicable law, (e) any rights of Executive in connection with her interest as a stockholder or optionholder of Employer whether under agreements between Executive and Employer or any of its affiliates or otherwise, and (f) any rights of Executive under that certain CBS Corporation Senior Executive Retention Plan.

5. Executive understands that she has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the ADEA. Executive further understands that she may use as much of this 21–day period as Executive wishes prior to signing.

6. Executive acknowledges and represents that she understands that she may revoke the General Release set forth in paragraph 1, including, the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this General Release, within seven (7) days of signing this General Release. Revocation

Exhibit A - 3

can be made by delivering a written notice of revocation to the General Counsel, CBS Corporation, 51 West 52nd Street, New York, New York 10019. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this General Release. If Executive revokes the General Release set forth in paragraphs 1 and 3, Employer shall have no obligations to Executive under paragraph 7(h) of the Employment Agreement, except to the extent specifically provided for therein.

7. Executive and Employer respectively represent and acknowledge that in executing this General Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this General Release or otherwise.

8. This General Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

9. It is the desire and intent of the parties hereto that the provisions of this General Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this General Release shall remain in full force and effect and be fully valid and enforceable.

10. Executive represents and agrees (a) that Executive has, to the extent she desires, discussed all aspects of this General Release with her attorney, (b) that Executive has carefully read and fully understands all of the provisions of this General Release, and (c) that Executive is voluntarily executing this General Release.

11. This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Exhibit A - 4

This General Release is executed by the Executive and Employer as of the _______ day of __________ , 20___.

Laura Franco

CBS CORPORATION

By:

Name:
Title:

Exhibit A - 5